Exhibit 99.1

March 19, 2011

Opnext Statement to Customers Regarding Situation in Japan

Opnext, Inc. (OPXT) today issued the following update regarding the status of its operations in Japan.

Opnext has confirmed the safety of all its employees in Japan, with no reports of injuries at any of its facilities. Our employees’ dedication in this difficult time is greatly appreciated, and our hearts go out to the families and communities impacted by the recent events.

In terms of the status of our facilities located in Japan, our industrial and commercial production facility in Komoro was undamaged and production at this facility has resumed. Our communication systems in Japan were reinstated on Monday, March 14th, and we began to release shipments from our contract manufacturers located outside of Japan on Tuesday, March 15th. While we are continuing to assess the condition of our facilities and equipment in Totsuka, Japan, an initial assessment indicates that our module assembly facility suffered minor disruption as a result of the earthquake. Shipments of subassemblies to our contract manufacturers and shipments of finished goods to our customers from inventory at our module assembly facility began yesterday and we expect production at this facility to be reinstated early next week. As for our chip production facility, also located in Totsuka, operations are currently suspended while the condition of this facility is assessed. Restoration activities at our chip production facility are expected to take longer than at our module factory as a result of the inherent nature of the production process which includes the use of potentially toxic materials.

We continue working to understand any damage that may have been experienced by our suppliers and any limitations we and our contract manufacturers may experience in sourcing parts. We are also continuing to assess the impact from the planned power outages we are experiencing as well as any potential issues with transporting our products.

Opnext’s number one priority remains supporting its employees and its customers and we will continue to keep you informed as more information becomes available.

Opnext, Inc.

James Horiuchi

SVP of Global Sales